UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2026

OMNICELL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-33043	94-3166458
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4220 North Freeway

Fort Worth, TX 76137

(Address of principal executive offices, including zip code)

(877) 415-9990

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value	OMCL	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2026, the Board of Directors (“Board”) of Omnicell, Inc. (“Omnicell” or the “Company”) appointed Mr. Nnamdi Njoku to serve as President of the Company, effective July 1, 2026. Mr. Njoku will retain his role of Chief Operating Officer of the Company. A press release announcing the appointment and promotion of Mr. Njoku as President of the Company is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In his role as President and Chief Operating Officer, Mr. Njoku will shape and advance Omnicell’s long-term growth strategy and innovation roadmap, focused on scaling global operations while seeking to ensure seamless operational execution and excellence across product, innovation, and customer experience. In connection with Mr. Njoku’s promotion, the Company’s President, Chief Executive Officer and Chairman of the Board, Randall A. Lipps, stepped down from his role as President of the Company. Mr. Lipps will continue to serve as Chief Executive Officer and Chairman of the Board, and there will be no compensation changes in connection with Mr. Lipps’ transitioning President duties to Mr. Njoku. Mr. Njoku will continue to report to Mr. Lipps.

Before being appointed as President and Chief Operating Officer of Omnicell, Mr. Njoku, age 49, served as Executive Vice President and Chief Operating Officer of the Company from October 2024 until June 2026. Prior to joining Omnicell, Mr. Njoku served as President – Sports Medicine, Surgical, Upper Extremities and Restorative Therapies of Zimmer Biomet Holdings, Inc., a global medical technology leader, from March 2023 to September 2024. From April 2022 to March 2023, Mr. Njoku served as Senior Vice President & President – Neuromodulation at Medtronic, Inc., a subsidiary of Medtronic plc, a leading global healthcare technology company (“Medtronic”). Prior to that, he served as President – Mechanical Circulatory Support from August 2019 to March 2022, as Vice President & General Manager – Transformative Solutions from February 2018 to August 2019 and as Vice President, Surgical Synergy from September 2017 to October 2018 at Medtronic. From August 2005 to August 2017, Mr. Njoku held executive operational roles of increasing responsibility at Medtronic. Prior to Medtronic, Mr. Njoku served in operational roles of increasing responsibility at UnitedHealth Group and Deloitte Consulting. Mr. Njoku received a Bachelor of Arts degree in business administration from the University of St. Thomas and an MBA from Cornell University.

There are no arrangements or understandings between Mr. Njoku and any other persons pursuant to which he was appointed as President. There are no family relationships between Mr. Njoku and any director or executive officer of the Company, and Mr. Njoku has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment and promotion to President and Chief Operating Officer, the Compensation Committee of the Board approved a one-time equity award, subject to the terms and conditions of the Company's 2009 Equity Incentive Plan and applicable award agreement, for Mr. Njoku with a target grant date value of approximately $500,000 in the form of restricted stock units, one-third (1/3) of which will vest following the one-year anniversary of the grant date and the remaining two-thirds (2/3) will vest in equal amounts on the two- and three-year anniversaries of the grant date, respectively. In his role as President and Chief Operating Officer of the Company, Mr. Njoku’s annual base salary for 2026 is unchanged and remains $661,000 per annum and his target cash bonus for 2026 remains 100% of his annual base salary.

Mr. Njoku will remain eligible to participate in the Company’s Executive Bonus Plan, Executive Severance Plan and other compensation and benefit arrangements applicable to similarly situated executive officers, including certain perquisites and indemnification protections. Descriptions of the material terms of such arrangements are incorporated herein by reference to the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 13, 2026 (the “Definitive Proxy Statement”), as may be applicable. The foregoing descriptions are qualified in their entirety by reference to the Definitive Proxy Statement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Document
99.1	Press Release entitled “Nnamdi Njoku Appointed President of Omnicell” dated July 1, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OMNICELL, INC.

/s/ Corey J. Manley
Date: July 1, 2026	Corey J. Manley
Executive Vice President and Chief Legal and Administrative Officer